EXHIBIT 5.1

November 12, 2025

Cypherpunk Technologies Inc.

47 Thorndike Street, Suite B1-1

Cambridge, MA 02141

Re:	Cypherpunk Technologies Inc. – Registration Statement on Form S-3 (File No. 333-278015)

Ladies and Gentlemen:

We have acted as counsel to Cypherpunk Technologies Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $200 million (the “Placement Shares”), pursuant to the Controlled Equity Offering Sales Agreement, dated November 12, 2025, by and between the Company and Cantor Fitzgerald & Co, as principal and/or sales agent (the “Sales Agreement”).

In connection with this opinion letter, we have examined (i) the Registration Statement on Form S-3 (File No. 333-278015) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on March 18, 2024, (ii) the accompanying base prospectus dated May 9, 2024 (the “Base Prospectus”), (iii) the prospectus supplement, dated November 12, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act, (iv) the Sales Agreement, (v) originals, or copies certified or otherwise identified to our satisfaction, of the Fourth Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, and (vi) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Placement Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP